Consentof Ernst & Young LLP, Independent
                        Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class C and Class Y shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class C and Class Y shares Statements of Additional Information and to the incorporation by reference of our report, dated February 19, 2008, on the financial statements and financial highlights of Pioneer Independence Fund included in the Annual Report to the Shareowners for the year ended December 31, 2007 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 15 to the Registration Statement (Form N-1A, No. 333-42105) of Pioneer Independence Fund.


                                                          /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 24, 2008